UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    September 24, 2013

Inventure Foods, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14556	86-0786101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5415 E. High St., Suite 350, Phoenix, AZ	85054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (623) 932-6200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On September 24, 2013, Inventure Foods, Inc. (“Inventure”) announced it has signed a letter of intent to purchase substantially all of the assets of Fresh Frozen Foods, LLC, a frozen vegetable processor.  The letter of intent, which is non-binding except for confidentiality and no-shop provisions, contemplates a purchase price of $38 million at closing, plus deferred consideration in the form of an earn-out of up to $3 million based on 2014 performance, subject to certain closing and post-closing purchase price adjustments.  The transaction remains subject to completion of due diligence, agreement on a definitive purchase agreement and other customary closing conditions.  The parties anticipate that definitive documents will be signed and closed on or about November 1, 2013.  Inventure will fund the purchase price from a new senior syndicated credit facility that will be funded prior to closing.

This report, and the press release attached hereto as Exhibit 99.1 contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding Inventure’s prospects for timely consummating its transaction with Fresh Frozen Foods, LLC, Fresh Frozen Foods’ business and current and future prospects, synergies relating to the transaction, and the potential accretive effect of the transaction on Inventure’s earnings, all of which involve risks and uncertainties.  Actual results could differ materially from those discussed.  Factors that could cause or contribute to such differences include the results of due diligence investigations, negotiations between Inventure and Fresh Frozen Foods, Inventure’s ability to timely fund its new senior credit facility in an amount sufficient to finance the transaction, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press release dated September 24, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inventure Foods, Inc.
(Registrant)

Date:	September 24, 2013
/s/ Steve Weinberger
Steve Weinberger
Chief Financial Officer